EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), is made effective as of August 24, 2009 (the “Effective Date”), by and between Who’s Your Daddy Inc., a corporation organized under the laws of the State of Nevada (“Employer”), and Michael R. Dunn (“Executive”).  This Agreement replaces all previous employment agreements or arrangements between Employer and Executive including the employment agreement drafted with an effective date of May 28, 2008.

WHEREAS, Executive has worked with Employer as its Chief Executive Officer since May 28, 200; and

WHEREAS, Employer desires assurance of the continued association and services of the Executive’s experience, skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive desires to be in the employ of Employer, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

Therefore Employer and Executive hereby agree as follows:

1.             EMPLOYMENT.

1.1           General. Employer hereby employs Executive in the capacities of Chief Executive Officer and, subject to the Board’s election, Chairman of the Board of Directors, commencing as of the Effective Date.  Executive hereby agrees to be employed on the terms and subject to the conditions herein contained.

1.2           Duties. During Executive’s employment with Employer as Chief Executive Officer, Executive shall report directly to the Board of Directors and shall be responsible for performing those duties consistent with the positions of Chairman of the Board of Directors and Chief Executive Officer as may from time to time be reasonably assigned to, or requested of, Executive by the Board.  Executive shall use his best efforts to perform faithfully and effectively such responsibilities. Executive shall conduct all of his activities in a manner so as to maintain and promote the business and reputation of Employer.

1.3           Full-Time Position. Executive, during his employment with Employer, shall devote substantially all of his professional time, attention and skills to the business and affairs of Employer and perform services for Employer no less than forty (40) hours per week during Employer’s business hours.  Notwithstanding the foregoing, Executive may also serve as director, finder or consultant to other companies that are not directly competitive with Employer and to the extent such activities do not interfere with Executive’s performance of services for Employer; provided that Executive shall first advise the Board in writing of all such positions and the compensation of any nature that Executive shall be entitled to in connection with such other engagements.

1.4           Location of Employment. In the event that Employer shall change the location of Executive’s principal place of employment from its current location at 26381 Crown Valley Parkway, Mission Viejo, California, 92691 to a location that results in a commute of ten (10) or more additional miles to Executive’s current commute, and Executive does not terminate his employment pursuant to section 3.1.5 hereof, but instead relocates to be closer to the Employer’s new office location, then Executive shall be entitled to be reimbursed for reasonable documented relocation expenses, including moving costs, temporary housing (acceptable to Employer) for up to thirty (30) days, commuting expenses and other relocation costs.

1.5           Term. The term of this Agreement shall commence on the Effective Date.  The initial term of this Agreement (the “Initial Term”) shall continue from the Effective Date through August 31, 2011 (approximately two years from the date hereof), unless sooner terminated as provided in Section 3.1.  Thereafter, this Agreement shall automatically renew for successive one year terms unless either party shall have given written notice to the other party not less than 90 days prior to the expiration of the Initial Term or any successive term of its intent not to renew this Agreement (the Initial Term, together with any subsequent employment period or periods, being referred to herein as the “Term”).

2.             COMPENSATION AND BENEFITS.

2.1           Salary. Employer shall pay to Executive, and Executive shall accept, as full compensation for any and all services rendered and to be rendered by him to Employer in all capacities during the term of his employment under this Agreement, (a) a base salary at an annual rate of $189,000 (“Base Salary”), payable in accordance with the regular payroll practices of Employer, and (b) the additional benefits hereinafter set forth in this Section 2. On January 1st of each year, the Base Salary shall be increased automatically by five percent (5%) with the resulting adjusted salary becoming the new Base Salary.

2.2           Bonus Compensation. Executive shall be paid a bonus of $110,000 of which $60,000 shall be due contingent upon Employer receiving at least $900,000 of financing on commercially reasonable terms acceptable to the Board of Directors between May 28, 2008 and November 1, 2009, and $50,000 shall be contingent upon Employer receiving at least $750,000 of additional financing, over and above $900,000, on commercially reasonable terms acceptable to the Board on or before January 1, 2010; provided, however, that Executive must be an employee of Employer in good standing and the Chief Executive Officer of Employer on such dates to be eligible to receive any bonus compensation.  In addition to the Base Salary, Executive shall be eligible for bonus compensation for each year that this Agreement is in effect as may be determined in the sole discretion of the Compensation Committee of the Board of Directors from time to time.

2.3           Stock Options. At the sole discretion of the Board, Executive may be granted an option to purchase additional shares of Employer’s common stock. Employer agrees that immediately after it becomes qualified to register its securities on a Form S-8 under the Securities Act of 1933 (the “Act”) it shall register the underlying option shares granted to the Executive, if any.

2.4           Stock Award.  As further consideration for Executive entering into and performing his obligations under this Agreement and the provisions of Section 2.6 hereto, Employer hereby awards Executive a grant of Employer’s Common Stock in the amount of 14,000,000 shares (the “Stock Grant”). Up to 1,000,000 of such shares may immediately be sold, transferred, assigned, or encumbered by Executive and the remaining shares shall not shall not be sold, transferred, assigned, or encumbered by Executive during the six (6) months following the Effective Date and shall be “restricted stock” as that term is defined under the provision of the Securities Act of 1933 and the regulations thereto, and shall contain a legend in substantially the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the laws of any state and may not be sold or otherwise transferred except pursuant to an effective registration statement or the written opinion of counsel to Who’s Your Daddy, Inc. that such registration is not required.”

2.5           Executive Benefits.

2.5.1           Expenses.  Employer shall promptly reimburse Executive for expenses reasonably incurred and approved by Employer in connection with the performance of his duties (including business travel and entertainment expenses) during the Term, all in accordance with Employer’s policies, practices and procedures with respect thereto.  Executive shall also be paid a monthly expense allowance of $2,000 for home office use and miscellaneous business expenses. The expense allowance payments will be payable on the last day of each month for that month’s expenses.  For year-end tax reporting purposes, Employer will report the monthly expense allowance on Form 1099 or Form W-2 as appropriate in accordance with Employer’s accounting policies and Executive shall be responsible for all applicable employee taxes with respect to such payments.

2.5.2           Vacation.  Executive shall be entitled to three weeks of paid vacation per twelve-month period of employment (accruing evenly throughout each year and prorated for each partial year), with such vacation to be scheduled and taken in accordance with Employer’s standard vacation policy.

2.5.3           Automobile.  Employer recognizes that the Executive may be expected to have significant travel obligations in the performance of his duties under this Agreement.  Accordingly, Executive shall be paid a monthly car allowance of $750, which payments shall be reported on Form 1099 or Form W-2 in the same fashion as the expense allowance discussed in paragraph 2.5.1 above.

2.5.4           Cellular Telephone. Employer shall reimburse Executive for the use of a cellular telephone in an amount up to $250 per month.  Employer shall have the right to deduct from Executive’s cell phone reimbursement amounts for non-business telephone calls made to or from such telephone within 30 days after receipt of telephone bills.

2.5.5           Fringe Benefits. During the Term of this Agreement, Executive shall be entitled to participate in any and all fringe benefit plans and programs generally available to all other senior executives of Employer, subject to any restrictions specified in such plans, programs, and the policies of Employer then in effect.  Employer will pay all premiums under its group insurance plans (medical, dental, vision, etc.) for Executive and his dependents, including COBRA payments resulting from Executive’s coverage under a previous employer’s plans.

2.6           Payment in Stock.

2.6.1           Provision for Penalties.  Employer shall pay Executive’s Base Salary in a timely manner as required by this Agreement.  If a Base Salary payment, or any fraction thereof, is not paid within fifteen (15) days of the date it is due, Executive will have the option of leaving the amount as an unpaid but payable obligation of Employer or accepting payment in the form of shares of Employer’s common stock (the “Payment Shares”), subject to applicable securities laws.  The number of Payment Shares will be calculated at an amount equal to 150% of the amount of the unpaid obligation using the closing price of Employer’s common stock on the date the unpaid obligation was due to have been paid.  Executive’s acceptance of the Payment Shares will be deemed an acceptance in lieu of and a waiver of the right to the amount of Base Salary on which the Payment Share calculation was based.

3.             TERMINATION OF EMPLOYMENT

3.1           Events of Termination. Executive’s employment with Employer shall terminate upon the occurrence of any one or more of the following events:

3.1.1           Death. In the event of Executive’s death, Executive’s employment shall terminate on the date of death.

3.1.2           Disability. In the event of Executive’s Disability (as hereinafter defined), Employer shall have the option to terminate Executive’s employment by giving a notice of termination to Executive. The notice of termination shall specify the date of termination which date shall not be earlier than 30 days after the notice of termination is given.  For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which substantially limits a major life activity of Executive and which renders Executive unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on Employer, which condition continues for more than 30 consecutive days or more than 45 days out of 365 consecutive days.  The Board shall have the right in good faith, to make the determination of Disability under this Agreement based upon its own judgment or information supplied by Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by Employer or its insurers.

3.1.3           Termination by Employer for Cause. Employer may, at its option and at any time, terminate Executive’s employment for Cause (as defined below).  Executive’s employment shall terminate on the date of Executive’s receipt of the notice of termination.  As used in this Agreement, “Cause” shall mean (a) Executive’s conviction of, guilty or “no contest” plea to, or confession of guilt of a felony, (b) a willful act by Executive which constitutes gross misconduct and which is materially injurious to Employer, including, but not limited to, theft, fraud, embezzlement or other similar illegal conduct, (c) refusal or unwillingness of Executive to perform his duties, or (d) substandard performance of Executive’s duty, provided Executive has received a minimum of two (2) prior written notices of substandard performance from the Board of Directors or other designated supervisor.

3.1.4           Termination by Employer Without Cause. Employer may, at its option, terminate Executive’s employment for any reason whatsoever (other than for the reasons set forth above in Sections 3.1.1 through 3.1.3) by giving written notice of termination to Executive, and Executive’s employment shall terminate on the later of (a) the date the notice of termination is given or (b) the date set forth in such notice of termination.

3.1.5           Termination by Executive for Material Breach by Employer. Executive may, at his option, terminate Executive’s employment upon Employer’s “Material Breach” of this Agreement by giving employer written notice of such breach (which notice shall identify the manner in which Employer has materially breached this Agreement) and, if such breach is not cured within 30 days of Employer’s receiving such written notice, Executive’s employment shall terminate at the end of such 30-day period. Employer’s “Material Breach” of this Agreement shall mean (a) the failure of Employer to pay the Base Salary in accordance with this Agreement, (b) the assignment to Executive without Executive’s consent of duties substantially inconsistent with his duties, as set forth in Section 1.2 hereof, (c) the relocation of Executive’s principal place of employment to a geographic location further than 30 miles from its existing location in Southern California, and (d) for any reason following a Change in Control after September 1, 2009 as defined below, in each case without cure by Employer within 30 days of Executive’s notice of such alleged Material Breach to the Board.

For all purposes under this Agreement, “Change in Control” shall mean:
(a)           Except as provided by subsection (b) hereof, the acquisition by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934 , as amended (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of Employer; or

(b)           Approval by the Board of a reorganization, merger or consolidation of the Company with any other person, entity or corporation, other than:

(i)           a merger or consolidation which would result in the voting securities of the Employer immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 50% of the combined voting power of the securities entitled to vote generally in the election of directors of Employer or such other entity outstanding immediately after such merger or consolidation; or

(ii)           a merger or consolidation effected to implement a recapitalization of Employer or similar transaction in which no person, entity or group acquires beneficial ownership of 50% or more of the combined voting power of the securities entitled to vote generally in the election of directors of Employer outstanding immediately after such merger or consolidation.

3.1.6           Termination by Executive Without Material Breach. Executive may terminate Executive’s employment for any reason whatsoever by giving written notice of termination to Employer. Executive’s employment shall terminate on the earlier of (a) the date, following the date of the notice of termination, upon which a suitable replacement for Executive is hired by Employer or (b) 30 days after the date of receipt by Employer of the notice of termination.

3.2           Certain Obligations of Employer Following Termination of Executive’s Employment. Following the termination of Executive’s employment under the circumstances described below, Employer shall pay to Executive in accordance with its regular payroll practices, unless otherwise required below, the following compensation and provide the following benefits:

3.2.1           Death; Disability. In the event that Executive’s employment is terminated by reason of Executive’s death or Disability, Executive or his estate, as the case may be, shall be entitled to payments of any accrued and unpaid amounts through the date of termination to which Executive may be entitled under Sections 2.1, 2.2, 2.5 or 2.6 of this Agreement.

3.2.2           Termination by Employer Without Cause; Termination by Executive for Material Breach by Employer. In the event that Executive’s employment is terminated by Employer pursuant to Section 3.1.4 (“Termination by Employer Without Cause”) hereof or by Executive pursuant to Section 3.1.5 (“Termination by Executive for Material Breach by Employer”) hereof, Executive shall be entitled to the following payments and benefits, which if accepted by Executive shall be in full satisfaction and final settlement of any and all claims and demands that Executive now has or hereafter may have against Employer:

(a)           Base Salary and any additional compensation pursuant to Sections 2.1 and 2.2 for either twelve (12) months or through the end of the Term, whichever amount is greater, including all amounts owed and deferred under Section 2.6 hereto, the aggregate amount of which shall be due and payable on the effective date of termination;

(b)           Continuing participation for Executive and dependents in Employer’s group health insurance plans at Employer’s expense for twelve (12) months following the effective date of termination; and

(c)           Expenses under Section 2.5 hereof which are owed and unpaid as of the effective date of termination; and

(d)           Immediate full vesting of stock options described in Section 2.3, including any stock options granted subsequent to the Effective Date, if any.

3.2.3           Termination by Executive Without Material Breach or by Employer for Cause. In the event Executive’s employment is terminated by Executive pursuant to Section 3.1.6 hereof (“Termination by Executive Without Material Breach”) or by Employer pursuant to Section 3.1.3 hereof (“Termination by Employer for Cause”), Executive shall be entitled to no further compensation or other benefits under this Agreement except as to any accrued and unpaid amounts through the effective date of termination to which Executive may be entitled under Sections 2.1, 2.2, 2.5 or 2.6 of this Agreement.  In addition, if such termination occurs during the six (6) month period following the Effective Date, then Employer will cancel all the shares provided to Executive in the Stock Grant and Executive shall immediately return to Employer the stock certificate(s) provided in connection with the Stock Grant.

3.3           Nature of Payments. All amounts to be paid by Employer to Executive pursuant to this Section 3 (beyond the earned and accrued Base Salary and accrued vacation time) will be deemed to be severance payments in exchange for Executive’s full release of any and all claims of Executive against Employer and its officers, directors, employees, agents and representatives.

4.             Additional Covenants

4.1           Confidentiality.  Executive acknowledges that Employer has made or will make available to Executive certain customer lists, customer preferences, product design information, performance standards, marketing plans and information, independent contractor identification and terms of compensation, supplier and vendor information, compensation arrangements, strategic plans and information, and other confidential and/or proprietary information of Employer or licensed to Employer or its affiliates, including without limitation trade secrets and copyrighted materials, (collectively, the “Confidential Material”).  Except as essential to Executive's obligations under this Agreement, Executive shall not make any disclosure or use of any of the Confidential Material.  Except as essential to Executive’s obligations under this Agreement, Executive shall not make any duplication or other copy of any of the Confidential Material.  Immediately upon request from Employer, Executive shall return to Employer all Confidential Material.  For the purposes of this paragraph, Confidential Material shall not include publicly available information or information generally known or generally employed by the trade or industry.

4.2           Proprietary Information

4.2.1           Defined.  For purposes of this Agreement, “Proprietary Information” shall mean any information, observation, data, written material, record, document, computer program, software, firmware, invention, discovery, improvement, development, tool, machine, apparatus, appliance, design, promotional idea, customer and supplier lists, practice, process, formula, method, technique, trade secret, product and/or research related to the actual or anticipated research, development, products, organization, business or finances of the Employer or its affiliates.

4.2.2           Ownership.  All right, title and interest of every kind and nature in and to the Proprietary Information made, discussed, developed, secured, obtained or learned by Executive during the term of this Agreement shall be the sole and exclusive property of Employer for all purposes or uses, and shall be disclosed promptly by Executive to Employer. The covenants set forth in the preceding sentence shall apply regardless of whether any Proprietary Information is made, discovered, developed, secured, obtained or learned (a) solely or jointly with others, (b) during the usual hours of work or otherwise, (c) at the request and upon the suggestion of Employer or otherwise, or (d) with Employer’s materials, tools, instruments or on Employer's premises or otherwise.  All Proprietary Information developed, created, invented, devised, conceived or discovered by Executive that is subject to copyright protection is explicitly considered by Executive and Employer to be works made for hire to the extent permitted by law.  Executive hereby assigns to Employer all of Executive’s right, title and interest in and to all Proprietary Information.

4.2.3           Assistance.  Executive shall execute any documents and take any action Employer may deem reasonably necessary or appropriate to effectuate the provisions of this Agreement, including assisting Employer in obtaining and maintaining trademarks, patents, copyrights or similar rights to any Proprietary Information assigned to Employer.  Executive shall comply with all reasonable rules established by Employer for the protection of the confidentiality of any Proprietary Information.  Executive irrevocably appoints each officer of Employer to act as Executive’s agent and attorney in fact to perform all acts necessary to obtain or maintain patents, copyrights and similar rights to any Proprietary Information assigned by Executive to Employer under this Agreement if (a) Executive refuses to perform those acts, or (b) is unavailable, within the meaning of any applicable laws.  Executive acknowledges that the grant of the foregoing power of attorney is coupled with an interest and survives the death or disability of Executive.  Executive shall promptly disclose to Employer, in confidence (a) all Proprietary Information that Executive creates during the term of this Agreement, and (b) all patent applications filed by Executive within one year after termination of this Agreement. Executive shall have no authority to exercise any rights or privileges with respect to the Proprietary Information owned by or assigned to Employer under this Agreement.  This Agreement does not apply to any Proprietary Information that fully qualifies under the provisions of California Labor Code Section 2870 or any similar or successor statute.

4.3.           Prohibited Behavior. To the extent permitted by applicable law, Executive shall not engage in the following behavior anywhere where the Employer or its affiliates sell products, conduct business, or plan to conduct business as of the date of this Agreement or, if applicable, the date of Executive’s cessation of employment with the Employer (the “Employer’s Business”):

(a) During Executive’s employment, Executive shall not own an interest in, operate or participate in, or be connected as an officer, director, employee, agent, independent contractor, partner, shareholder, member or principal of any business entity or person producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, or services that compete with Employer’s business;

(b) During Executive’s employment and for a 24 month period thereafter, Executive shall not, directly or indirectly, either for himself or any other person, induce or attempt to induce any customer, supplier, vendor, licensor, licensee or other business affiliate of the Employer or any affiliate with whom Executive had direct contact with to (i) reduce the business it does with the Employer, or (ii) do business with any competitor or potential competitor of Employer’s Business.

(c) Executive shall not undertake any employment or activity competitive with the Employer’s Business, including without limitation the inducement or solicitation of the Employer or its affiliates’ customer, supplier, vendor, licensor, licensee or other business affiliate, if the duties or work of, in connection with or related to such competitive employment or activity would cause Executive to reveal or use any Confidential Material or Proprietary Information.  The restriction set forth in this Section shall not be limited to a particular time or geographical area.

(d) During Executive’s employment and for a 24 month period thereafter, Executive shall not, directly or indirectly, either for himself or any other person, induce or attempt to induce any employee or independent contractor of the Employer or any affiliate to terminate their employment or contract with the Employer.

(e) Notwithstanding the restrictions set forth in this Section 4.3, Executive may purchase or otherwise acquire up to one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

4.4           Business Opportunities.  During the term of this Agreement, if Executive (or any agent, employee, officer or independent contractor of or retained by Executive) becomes aware of any project, investment, venture, business or other opportunity (any of the preceding, an “Opportunity”) that is similar to, competitive with, related to or in the same field as the Employer or any affiliate, or any project, investment, venture, or business of interest to the Employer, or any affiliate, then Executive shall so notify the Employer immediately in writing of such Opportunity and shall use Executive’s good faith efforts to cause the Employer to have the opportunity to invest in, participate in or otherwise become affiliated with such Opportunity if the Employer desires.

5.           MISCELLANEOUS PROVISIONS.

5.1           Injunctive Relief.  Employer and Executive each hereby acknowledge: (a) the unique nature of the provisions set forth in Section 4 and its subparts above; (b) that Employer will suffer irreparable harm if Executive breaches any of those provisions; and (c) that monetary damages will be inadequate to compensate Employer for such breach.  Therefore, if Executive breaches any of such provisions, then Employer is entitled to injunctive or other provisioned relief, without bond, in addition to any other remedies at law or equity to enforce the provisions.

5.2           Use of Name and Likeness.  During the term of this Agreement, Executive grants the Employer and the Employer’s assignees the rights to use all appearances and future appearances (including Executive’s name, images, photographs, and likenesses) in any form whatsoever (“Appearances”) for the Employer’s or its assignee’s purposes, in any non-defamatory manner, including for use on the Employer’s website, promotional materials, in press releases , and in any necessary regulatory filings.  To the extent Executive has any rights (such as copyright, publicity right, or otherwise) in the Appearances, Executive absolutely assigns all such rights to the Employer.

5.3           ARBITRATION OF DISPUTES.  ANY CONTROVERSY OR CLAIM RELATING TO OR ARISING OUT OF THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT SHALL BE SETTLED IN ORANGE COUNTY, CALIFORNIA BY ARBITRATION IN ACCORDANCE WITH JAMS ARBITRATION RULES APPLICABLE TO EMPLOYMENT DISPUTES (THE “JAMS RULES”).  JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.  ALL PARTIES TO THE ARBITRATION SHALL BE ENTITLED TO THE FULL RANGE OF DISCOVERY PROVIDED UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1283.05.

FOR ANY CLAIMS BROUGHT UNDER THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, OR ANY OTHER CLAIMS BASED ON LOCAL, STATE OR FEDERAL STATUTORY OR PUBLIC POLICY RIGHTS (“PUBLIC POLICY CLAIMS”): (A) THE SUBSTANTIVE AND REMEDIAL PROVISIONS OF THE STATUTE(S) APPLICABLE TO THE PUBLIC POLICY CLAIMS SHALL BE AVAILABLE TO ANY PARTY REQUIRED TO ARBITRATE PUBLIC POLICY CLAIMS UNDER THIS AGREEMENT; (B) ANY EMPLOYEE BRINGING SUCH A CLAIM SHALL NOT BE REQUIRED TO PAY UNREASONABLE COSTS OR ANY OF THE ARBITRATOR’S FEES OR EXPENSES; AND (C)  THE ARBITRATOR MUST ALSO ISSUE A WRITTEN AWARD SETTING FORTH THE ESSENTIAL FINDINGS AND CONCLUSIONS ON WHICH THE AWARD IS BASED.

THIS AGREEMENT IS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, IRRESPECTIVE OF CALIFORNIA’S CHOICE-OF-LAW PRINCIPLES.

BY SIGNING THIS AGREEMENT YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THIS AGREEMENT DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL.  BY SIGNING THIS AGREEMENT YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO APPEAL.  IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

5.4           Jurisdiction and Venue.  For the purposes of jurisdiction and venue, all actions and proceedings arising in connection with this Agreement must be tried and litigated exclusively in the State and Federal courts located in the County of Orange, State of California, which courts have personal jurisdiction and venue over each of the parties to this Agreement for the purpose of adjudicating all matters arising out of or related to this Agreement.  Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement.

5.5           Further Assurances.  Each party to this Agreement shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Agreement.

5.6           Modification.  This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of the modification is sought.

5.7           Prior Understandings.  This Agreement and all documents specifically referred to and executed in connection with this Agreement:  (a) contain the entire and final agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

5.8           Interpretation.  Whenever the context so requires in this Agreement, all words used in the singular may include the plural (and vice versa) and the word “person” includes a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity.  The terms “includes” and “including” do not imply any limitation.  No remedy or election under this Agreement (except the arbitration provision) is exclusive, but rather, to the extent permitted by applicable law, each such remedy and election is cumulative with all other remedies at law or in equity.

5.9           Headings.  The paragraph headings in this Agreement: (a) are included only for convenience, (b) do not in any manner modify or limit any of the provisions of this Agreement, and (c) may not be used in the interpretation of this Agreement.

5.10         Partial Invalidity.  Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law.  If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability unless such provision or the application of such provision is essential to this Agreement.  If any one or more of the provisions of this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable.

5.11         Successors-in-Interest and Assigns.  Executive may not voluntarily or by operation of law assign, hypothecate, delegate or otherwise transfer or encumber all or any part of his rights, duties or other interests in this Agreement without the prior written consent of Employer, which consent may be withheld in Employer's sole and absolute discretion.  Any such transfer in violation of this paragraph is void.  Subject to the foregoing and any other restrictions on transferability contained in this Agreement, this Agreement is binding on and inures to the benefit of the successors-in-interest and assigns of each party to this Agreement.

5.12         Notices.  Each notice and other communication required or permitted to be given under this Agreement (“Notice”) must be in writing.  Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile to the address and number for such party set forth below, (c) three business days after the Notice has been deposited with the United States postal service as first-class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each party shall make a reasonable, good faith effort to ensure that it/he will accept or receive Notices that are given in accordance with this paragraph.  If a party changes its last know address for purposes of this paragraph it shall give the other party(ies) written notice of a new address in the manner set forth above.

5.13         Waiver.  Any waiver of a default or provision under this Agreement must be in writing.  No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement.  No delay or omission by a party in the exercise of any of his/its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy.  A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.

5.14         Drafting Ambiguities.  Each party to this Agreement has reviewed and revised this Agreement and has had the opportunity to have such party’s legal counsel review and revise this Agreement.  The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Agreement or any amendment to this Agreement.

5.15         Third Party Beneficiaries.  Other than the agents and affiliates of Employer as referenced in this Agreement, nothing in this Agreement is intended to confer any rights or remedies on any person or entity other than the parties to this Agreement and their respective successors-in-interest and permitted assignees, unless such rights are expressly granted in this Agreement to another person specifically identified as a “Third Party Beneficiary.”

5.16         Effectiveness.  This Agreement shall become effective when it has been executed by all of the parties to this Agreement.

5.17         Representations and Warranties.  Executive and Employer hereby represent and warrant to the other that (a) he and it has full power, authority and capacity to execute and deliver this Agreement and to perform his and its obligations hereunder, (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he and it is otherwise bound and (c) this Agreement is his and its valid and binding obligation in accordance with its terms. Employer represents that it will purchase and maintain directors’ and officers’ liability insurance covering Executive in such amounts as reasonably determined by the Board to be prudent considering the circumstances of the Employer’s business and the work being performed and consistent with the amount purchased for other executive officers of the Employer.  Executive represents and warrants to Employer that Executive is a professional with substantial experience with businesses substantially similar to Employer’s business and is qualified to serve as the Employer’s Chief Executive Officer.

5.18          Expenses.  Each party to this Agreement agrees to bear his and its own expenses in connection with the negotiation and execution of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

WHO’S YOUR DADDY, INC
a Nevada corporation

/s/ Derek Jones
By: Derek Jones
Its: Director

EXECUTIVE

/s/ Michael R. Dunn
Michael R. Dunn